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           Laboratory Corporation of America-Registered Trademark- Holdings
                         358 South Main Street
                         Burlington, NC   27215
                         Telephone:  336-584-5171


FOR IMMEDIATE RELEASE              CONTACT:       PAMELA SHERRY
                                                  336-584-5171, EXT. 4855

                              SHAREHOLDER DIRECT: 800-LAB-0401
                                                  WWW.LABCORP.COM


  LABCORP-REGISTERED TRADEMARK-ANNOUNCES DEFINITIVE AGREEMENT WITH  UNIVERSAL
     STANDARD HEALTHCARE TO ACQUIRE ITS MICHIGAN-BASED LABORATORY DIVISION

   TRANSACTION INCLUDES LABCORP-UHCI LONG-TERM LABORATORY SERVICES AGREEMENT
                   AND EQUITY INVESTMENT BY LABCORP IN UHCI


BURLINGTON, NC, JULY 16, 1998 - Laboratory Corporation of America-Registered Trademark-Holdings (LabCorp-Registered Trademark-) (NYSE: LH) and Universal Standard Healthcare, Inc. (UHCI) (NASDAQ: UHCI) today announced that they have entered into a definitive agreement for LabCorp to acquire Universal Standard's Michigan-based clinical laboratory division which had 1997 revenues of approximately $37 million. LabCorp will also acquire an equity position in UHCI and will be UHCI's clinical laboratory testing provider under a long-term agreement.

Following the transaction, the combination of UHCI's and LabCorp's existing Michigan laboratory operations will make LabCorp one of the largest
laboratories in Michigan.   "This transaction strengthens LabCorp's presence
in the Midwest and expands our opportunities to offer laboratory services in this important region," said Larry L. Leonard, LabCorp's Executive Vice President, Western Operations. "The combination signifies our continuing efforts to increase revenue opportunities and to utilize capacity in the most efficient manner."

Universal Standard Healthcare, Inc. is a premier managed-care health services provider operating in all 50 states, currently providing clinical laboratory, out-patient diagnostic imaging, and home medical services (including durable medical equipment and supplies) coverage to employers on a capitated basis. "Covered persons" under these managed-care contracts exceed 1.6 million.

Laboratory Corporation of America-Registered Trademark-Holdings (LabCorp-Registered Trademark-) is a national clinical laboratory organization with annual revenues of $1.5 billion in 1997. The Company operates primary testing facilities nationally, offering more than 1,700 different clinical assays, from routine blood analyses to more sophisticated technologies. LabCorp performs diagnostic tests for physicians, managed-care organizations, hospitals, clinics, long-term care facilities, industrial companies and other clinical laboratories.
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